Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements No. 333-102012, 333-81199, and 033-78060 on Form S-3, Registrations Statement No. 333-112416, 333-49563, and 333-06631 on Form S-4, and Registration Statements No. 333-113842 and 333-113839 on Form S-8 of Union Bankshares Corporation and Subsidiaries of our report dated February 28, 2008, relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K of Union Bankshares Corporation and Subsidiaries for the year ended December 31, 2007.

Winchester, Virginia

March 14, 2008